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Exhibit 21 - List of Subsidiaries of the Company

1. Laser Printer Accessories Corporation, a Delaware corporation and a wholly-owned subsidiary of PCPI

2.  Prima Inc., a California corporation and a wholly-owned subsidiary of PCPI

3. Personal Computer Products, Inc., a California corporation and a wholly-owned subsidiary of PCPI (Inactive)

4. Co-Processors, Inc., a California corporation and a wholly-owned subsidiary of PCPI (Inactive)

5. PCPI Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PCPI (Inactive)

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